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EXHIBIT 11.1
                            THE CERPLEX GROUP, INC.

                  EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (in thousands, except per share data)



                                                                          Three months ended March 31
                                                                          ---------------------------
                                                                            1996             1995
                                                                           ------           -------
WEIGHTED AVERAGE COMMON AND
COMMON SHARES EQUIVALENT SHARES
OUTSTANDING

     Average common stock outstanding                                      13,174            13,062
     Dilutive stock options and warrants
      based on the treasury stock method
      using the average price(1)                                                              1,366
                                                                          -------           -------
           Total                                                           13,174            14,428
                                                                          =======           =======

COMPOSITION OF NET INCOME

     Income (loss) from continuing operations                             $(1,573)          $   789
     Income from discontinued operations                                                         41
                                                                          -------           -------
     Net Income                                                           $(1,573)          $   830
                                                                          =======           =======

PER SHARE DATA

     Continuing operations                                                $  (.12)          $   .06
     Discontinued operations
                                                                          -------           -------
     Net income per share                                                 $  (.12)          $   .06
                                                                          =======           =======


(1) Stock options and warrants were not assumed to be converted under the treasury stock method for the three month period ended March 31, 1996 because their effect would be anti-dilutive.





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